QUAKER INVESTMENT TRUST
INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 23rd day of May, 2018, by and between Quaker Investment Trust, a Massachusetts business trust (the “Trust”) and Community Capital Management, Inc., a Delaware corporation (“Adviser”).

RECITALS

WHEREAS, the Trust is organized under the laws of the state of Massachusetts as a business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized by its Declaration of Trust and by-laws to issue separate portfolios of shares representing interests in separate investment portfolios; and

WHEREAS, the Trust has authorized the issuance of shares of beneficial interest in the separate portfolios which are identified on Schedule A attached hereto and incorporated herein. which Schedule A may be amended from time to time by mutual agreement of the Trust and Adviser (each, a "Fund," together, the "Funds"); and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act''), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain Adviser to furnish investment advisory services to the Funds, and such other Funds as may be added from time to time by mutual agreement of the parties, pursuant to the terms and conditions of this Agreement, and Adviser is willing to so furnish such services,

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.	Appointment

The Trust hereby appoints Adviser to act as investment adviser to the Funds for the periods and pursuant to the terms and conditions as set forth in this Agreement. Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Delivery of Documents

The Trust has furnished Adviser with properly certified or authenticated copies of each of the following:

(a)	The Trust's Declaration of Trust;

(b)	The Trust's By-Laws;

(c)	Resolutions of the Trust's Board of Trustees authorizing the appointment of Adviser and approving this Agreement;

(d)	The Trust's most current Registration Statement on Form N-1 A promulgated under the 1940 Act and under the Securities Act of 1933, as amended; and

(e)	The Trust's current Prospectus and Statement of Additional Information (together called the "Prospectus").

The Trust will furnish Adviser with properly certified or authenticated copies of' all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the U.S. Securities and Exchange Commission ("SEC") and/or state authorities.

3.	Management
Subject to the general supervision of the Trust's Board of Trustees (the "Board"), Adviser will be responsible for providing a continuous investment program for the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Funds.

Adviser may, with the prior written consent of the Board and the approval of the shareholders of the applicable Funds, as required by applicable law, employ persons or entities to serve as investment sub-advisers to one or more Funds. Such shareholder approval will not be required to employ or terminate investment sub-advisers for the Funds, if the Trust and Adviser obtain exemptive relief from the SEC permitting a manager of managers structure and/or the SEC subsequently adopts a rule authorizing the employment of the manager of managers structure by investment companies and investment advisers. Adviser and/or such sub-advisers, if any, may. in their sole discretion, determine from time to time what securities and other investments will be purchased, retained or sold by the Funds.  The investment activities of such sub-advisers. if any. as such services relate to the Funds, will at all times be subject to the general supervision and control of Adviser.  Adviser will provide, through its own efforts itself and/or through the medium of its previously approved sub-adviser(s), the services under this Agreement in accordance with each Fund's investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time. Adviser further agrees that it will employ such efforts as required pursuant to its fiduciary responsibilities under the Advisers Act to:

(a)
Conform its activities to all applicable rules and regulations adopted by the SEC and will, in addition, conduct its activities under this Agreement in accordance with the regulations of any other federal and state agencies which may now or in the future have jurisdiction over its activities under this Agreement;

(b)
Monitor the investment activities of any sub-adviser which it employs to ensure that such sub-adviser conducts its activities with respect to the applicable Fund(s) in accordance with the Prospectus and any and all federal and/or state laws and regulations relating to the applicable Fund(s);

(c)
Place orders, or monitor the placement of orders by sub-advisers. pursuant to good faith investment determinations for the Funds either directly with the respective issuers or with appropriate brokers and dealers. In placing orders with brokers or dealers, the Adviser, or sub-adviser(s) under the supervision of Adviser, will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when Adviser, or Adviser's duly authorized sub-adviser(s), believe(s) two or more brokers or dealers are comparable in price and execution, Adviser. or Adviser's duly authorized sub-adviser(s), may prefer: (i) brokers and dealers who provide the Fund(s) with research advice and other services; and (ii) brokers who are affiliate d with the Trust, Adviser or sub-adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Adviser or any sub-adviser in principal transactions; and

(d)	Provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Trust.

4.	Services not Exclusive

The services to be furnished by Adviser hereunder are not to be considered exclusive, and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that without the prior written consent of the Board,  Adviser will not serve as an investment advisor to any other investment company having a similar  investment objective to that of the Funds, unless such services were being provided and were disclosed to the Board as such prior to the effective date of this Agreement.

5.	Books and Records

In compliance with Rule 31a-3 promulgated under the 1940 Act, Adviser hereby agrees that all records, which it maintains for the benefit of the Trust, are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by it pursuant to such Rule that are not maintained by others on behalf of the Trust.

6.	Expenses

During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Trust other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Funds.

7.	Compensation

The Trust will pay Adviser, and Adviser will accept as full compensation for its services rendered hereunder, the investment advisory fees for each Fund as set forth on Schedule A, which Schedule A may be amended from time to time by mutual agreement of the Trust, Adviser and shareholders as applicable.  All parties to this Agreement do hereby expressly authorize and instruct the Trust's administrator, (the "Administrator”), or its successor, to provide, in accordance with the fees set forth on Schedule A, a calculation of the gross amounts due to the Adviser for each Fund ("Advisory Fees") and to remit such Advisory Fees to the Adviser. All Advisory Fees payable to Advisor pursuant to this Agreement shall be computed at the end of each month and payable within five (5) business days thereafter, and shall be computed at an annual rate of the percentage of the average daily net assets of the respective Funds.  In the event that the Adviser's services to a Fund begin or end at a time other than the beginning or end of a month, fees payable to Adviser will be prorated for that portion of the month during which services were actually rendered to the Fund.

8.	Limitation of Liability
Adviser shall not be liable for any error of judgment. mistake of law, or for any other loss suffered by the Trust or any Fund in connection with the performance of this Agreement, except a loss to the Trust or to any Fund resulting from Adviser's breach of fiduciary duties with respect to the receipt or compensation for services or a loss resulting from Adviser's willful malfeasance. bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.	Duration and Termination

(a)	This Agreement shall be executed and become effective as of the date written above if approved by:

(i)  the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval; and

(ii)  the vote of a majority of the outstanding voting securities of the Fund.

The Agreement shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)	Notwithstanding the foregoing. this Agreement may be terminated by:

(i) the vote of the Board of Trustees of the Trust or the vote or a majority of the outstanding voting securities or the applicable Funds (as such a majority is defined in the 1940 Act) at any time. without the payment of any penalty, upon sixty (60) calendar days' written notice to Adviser; or

(ii) Adviser at any time upon sixty (60) calendar days' written notice, without payment of any penalty.

(c)	This Agreement will automatically terminate in the event if its assignment (as that term is defined in the 1940 Act).

10.	Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change. waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by the vote of a majority of the outstanding voting securities of the applicable Funds (as defined in the 1940 Act).

11.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision. statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.  This Agreement shall be binding on. and shall inure to the benefit of, the parties hereto and their respective successors.

12.	Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.	Governing Law

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

14.	Notices

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person, sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:

Quaker Investment Trust
2500 Weston Road, Suite 101
Weston, FL 33331
Attn:  Chairman, Board of Trustees

If to Adviser:

Community Capital Management, Inc.
2500 Weston Road, Suite 101
Weston, FL 33331
Attn: Alyssa D. Greenspan
President & COO

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

QUAKER INVESTMENT TRUST:

/s/James R. Brinton Name: James R. Brinton
Title: Chairman and Trustee
COMMUNITY CAPITAL MANAGEMENT INC.: /s/Alyssa Greenspan Name: Alyssa Greenspan Title: President & COO

Amended
Schedule A

The following Funds offered by Quaker Investment Trust (the "Trust"), and the fees payable to Community Capital Management, Inc. (“Adviser") for services rendered to each such Fund, are as follows:

Name of Fund	Annual Fee Rate (as percentage of average daily net assets)
Quaker Strategic Growth Fund	0.75%
Quaker Mid-Cap Value Fund	0.90%
Quaker Small-Cap Value Fund	0.90%
Quaker Global Tactical Allocation Fund	0.75%

Dated:	May 23, 2018
Amended:	June 14, 2018 June 27, 2018